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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

      We consent to the incorporation by reference in Registration Statement No. 333-37207, 333-64135 and 333-54440 of CNA Surety Corporation and subsidiaries on Forms S-8, filed on October 3, 1997, September 24, 1998, and January 26, 2001, respectively, of our report dated February 10, 2003, March 12, 2004, as to Note 17 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the change in accounting for goodwill and indefinite-lived intangible assets in 2002 and the restatement described in Note
17), appearing in and incorporated by reference in the Annual Report on Form 10-K/A of CNA Surety Corporation and subsidiaries for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Chicago, Illinois
March 12, 2004


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